GREENPOINT MORTGAGE FUNDING TRUST 2006-AR2

NOTICE TO INVESTORS AND OTHER RECIPIENTS:

THE ATTACHED SUPPLEMENT DATED JUNE 14, 2006 TO THE PROSPECTUS SUPPLEMENT DATED MARCH 29, 2006 (THE “PROSPECTUS SUPPLEMENT”) TO THE PROSPECTUS DATED MARCH 28, 2006 (TOGETHER WITH THE PROSPECTUS SUPPLEMENT, THE “PROSPECTUS”), RELATING TO THE ISSUANCE OF GREENPOINT MORTGAGE FUNDING TRUST 2006-AR2 AND GREENPOINT MORTGAGE FUNDING GRANTOR TRUST 2006-AR2, MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-AR2, AMENDS CERTAIN LANGUAGE CONTAINED IN THE PROSPECTUS, AS DESCRIBED THEREIN.

INVESTORS AND POTENTIAL INVESTORS SHOULD REVIEW THE PROSPECTUS ONLY IN CONNECTION WITH THE ATTACHED SUPPLEMENT AND MAY NOT RELY ON THE PROSPECTUS EXCEPT AS SO AMENDED IN MAKING ANY INVESTMENT DECISIONS.

Bear, Stearns & Co. Inc.

June 14, 2006

GreenPoint Mortgage Funding Trust 2006-AR2

Issuer

EMC Mortgage Corporation

Seller and Servicer

Structured Asset Mortgage Investments II Inc.

Depositor

GreenPoint Mortgage Funding Trust 2006-AR2,

GreenPoint Mortgage Funding Grantor Trust 2006-AR2,

Mortgage Pass-Through Certificates, Series 2006-AR2

Supplement dated June 14, 2006

to

prospectus supplement dated March 29, 2006

to

prospectus dated March 28, 2006

__________

Capitalized terms used in this supplement are defined in the prospectus supplement dated March 29, 2006, to which this supplement is attached.

The Prospectus Supplement is hereby revised as follows:

1.     The fourth paragraph under the sub-heading "Pass Through Rates” on page S-8 is replaced in its entirety with the following (emphasis added to new language):

The net rate cap for the Class I-A-1, Class I-A-2, Class II-A-1, Class II-A-2, underlying Class III-A-1, Class III-A-2, Class III-A-3, Class IV-A-1, Class IV-A-2 and Class IV-A-3 Certificates is equal to the weighted average of the net rates of the mortgage loans in the related loan group, less, if applicable, the coupon strip rate and, in the case of the Class I-A-2 Certificates and the Class II-A-2 Certificates, as further adjusted for the portion of the premium rate payable to the certificate insurer. In the case of the Class II-A-1 Certificates and the Class II-A-2 Certificates, the net rate cap will be further reduced by 1.200% per annum and in the case of the Class IV-A-2 Certificates and Class IV-A-3 Certificates, the net rate cap will be further reduced by 1.000% per annum. In each case the net rate cap will be adjusted to an effective rate reflecting the accrual of interest on an actual/360 basis and with respect to the Class IV-A-1 Certificates.

2.     The fifth paragraph under the sub-heading "Pass Through Rates” on page S-8 is replaced in its entirety with the following (emphasis added to new language):

The net rate cap for the Class M Certificates and the Class B Certificates is equal to the weighted average of (i) the weighted average of the net rates on the group I mortgage loans, (ii) the weighted average of the net rates on the group II mortgage loans, (iii) the weighted average of the net rates on the group III mortgage loans and (iv) the weighted average of the net rates on the group IV mortgage loans, weighted on the basis of the excess of (i) the aggregate principal balance of the group I mortgage loans over the aggregate principal balance of the Class I-A-1 Certificates and the Class I-A-2 Certificates, (ii) the aggregate principal balance of the group II mortgage loans over the aggregate principal balance of the Class

II-A-1 Certificates and Class II-A-2 Certificates, (iii) the aggregate principal balance of the group III mortgage loans over the aggregate principal balance of the underlying Class III-A-1, Class III-A-2 and Class III-A-3 Certificates and (iv) the aggregate principal balance of the group IV mortgage loans over the aggregate principal balance of the Class IV-A-1, Class IV-A-2 and Class IV-A-3 Certificates, respectively, in each case as adjusted to an effective rate reflecting the accrual of interest on an actual/360 basis, and in each case, reduced by the coupon strip rate, if applicable.

3.     The first sentence of the third paragraph under the sub-heading "Final Maturity Reserve Account” on page S-43 is replaced in its entirety with the following (emphasis added to new language):

On the earlier of the distribution date occurring in March 2036 and the distribution date on which the final distribution of payments from the mortgage loans and the other assets in the trust is expected to be made, any remaining amounts on deposit in the Final Maturity Reserve Account will be distributed to the Offered Certificates in the following order of priority (provided, however, if the mortgage loans are purchased on the optional termination date, the funds on deposit in the Final Maturity Reserve Account will be used to make payments in accordance with priorities sixth and seventh below after application of the purchase price pursuant to the exercise of the optional termination):

4.     The definition of Adjusted Rate Cap on page S-110 is replaced in its entirety with the following (emphasis added to new language):

Adjusted Rate Cap — With respect to (A) each Class of Class A Certificates and each distribution date and the related Due Period, the sum of (i) the Scheduled Monthly Payments owed on the related mortgage loans for such Due Period less the related Servicing Fees and (ii) the Actual Monthly Payments received in excess of the Scheduled Monthly Payments, expressed as a per annum rate calculated on the basis of the aggregate Stated Principal Balance of the ~~Mortgage Loans~~related Mortgage Loans for such Due Period, and converted to an actual/360 basis and (B) each Class of Subordinate Certificates and each distribution date and the related Due Period, the weighted average of the Adjusted Rate Caps (calculated in clause (A) of this definition) for each Loan Group, weighted on the basis of such Subordinate Certificate's share of each Loan Group.

5.     The definition of Net Rate Cap on page S-119 is replaced in its entirety with the following (emphasis added to new language):

Net Rate Cap — (A) With respect to the Class I-A-1, Class I-A-2, Class II-A-1, Class II-A-2, underlying Class III-A-1, Class III-A-2, Class III-A-3, Class IV-A-1, Class IV-A-2 and Class IV-A-3 Certificates is equal to the weighted average of the Net Rates of the mortgage loans in the related Loan Group (less, if applicable, the Coupon Strip Rate and, in the case of the Class I-A-2 Certificates and the Class II-A-2 Certificates, as further adjusted for the portion of the premium payable to the Certificate Insurer, and in the case of the Class II-A-1 Certificates and the Class II-A-2 Certificates, the net rate cap will be further reduced by 1.200% per annum and in the case of the Class IV-A-2 and Class IV-A-3 Certificates, the net rate cap will be further reduced by 1.000% per annum), (B) with respect to the Class M Certificates and the Class B Certificates is equal to the weighted average of (i) the weighted average of the Net Rates on the group I mortgage loans, (ii) the weighted average of the Net Rates on the group II mortgage loans, (iii) the weighted average of the Net Rates on the group III mortgage loans and (iv) the weighted average of the Net Rates on the group IV mortgage loans, weighted on the basis of the excess of (i) the aggregate principal balance of the group I mortgage loans over the aggregate principal balance of the Class I-A-1 Certificates and the Class I-A-2 Certificates, (ii) the aggregate principal balance of the group II mortgage loans over the aggregate principal balance of the Class II-A-1 Certificates and the Class II-A-2 Certificates, (iii) the aggregate principal balance of the group III mortgage loans over the aggregate principal balance of the underlying Class III-A-1, Class III-A-2 and Class III-A-3 Certificates and (iv) the aggregate principal balance of the group IV mortgage loans over the aggregate principal balance of the Class IV-A-1, Class IV-A-2 and Class IV-A-3 Certificates, respectively, in each case (other than with respect to the Class IV-A-1 Certificates) as adjusted to an effective rate reflecting the accrual of interest on an actual/360 basis and with respect to the Class IV-A-1 Certificates, based on a 30/360 basis, and in each case, reduced by the Coupon Strip Rate, if applicable.

6.     The definition of Overcollateralization Amount on page S-119 is replaced in its entirety with the following (emphasis added to new language):

Overcollateralization Amount – The Overcollateralization Amount with respect to any distribution date is the excess, if any, of (i) the aggregate principal balance of the mortgage loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Due Period) over (ii) the aggregate Current Principal Amount of the Class A Certificates, the Class M Certificates and the Class B Certificates, after taking into account the distributions of principal, less Net Deferred Interest, to be made on such distribution date.

7.     The definition of Principal Funds on page S-120 is replaced in its entirety with the following (emphasis added to new language):

Principal Funds – With respect to each Loan Group and each distribution date, the greater of (i) zero and (ii) the sum, without duplication, of:

1.	the scheduled principal collected on the mortgage loans in the related Loan Group during the related Due Period or advanced on or before the servicer advance date,

2.	Principal Prepayments in respect of the mortgage loans in the related Loan Group, exclusive of any prepayment charges, collected in the related Prepayment Period,

3.	the Stated Principal Balance of each mortgage loan in the related Loan Group that was repurchased by the Depositor or the Servicer during the related Due Period,

4.

the amount, if any, by which the aggregate unpaid principal balance of any replacement mortgage loans is less than the aggregate unpaid principal balance of any deleted mortgage loans delivered by the Servicer in connection with a substitution of a mortgage loan in the related Loan Group during the related Due Period,

5.

Insurance Proceeds and all Liquidation Proceeds collected during the related Prepayment Period (or in the case of Subsequent Recoveries, during the related Due Period) on the mortgage loans in the related Loan Group, to the extent such Liquidation Proceeds relate to principal, less all related non-recoverable advances relating to principal reimbursed during the related Due Period,

6.	the principal portion of the purchase price of the assets of the Trust allocated to the related Loan Group upon the exercise by the depositor or its designee of its optional termination right,

7.	the principal portion of the amounts, if any, transferred from the Final Maturity Reserve Account and allocated to the related Loan Group on such distribution date,

minus

8.	any amounts required to be reimbursed to EMC, the Depositor, the Servicer or the Trustee, as provided in the Agreement,

9.	any Premium payable to the Certificate Insurer, to the extent not available from Interest Funds and as provided in the Agreement, and

10.

the amount of any Principal Prepayments in full, partial Principal Prepayments, Net Liquidation Proceeds, Repurchase Proceeds and scheduled principal payments, in that order, included in available funds and allocated to the related Loan Group for such distribution date that are applied as Interest Funds in connection with any Deferred Interest in accordance with the definition of Net Deferred Interest.

The remainder of the Prospectus Supplement remains unmodified.

This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus for 90 days after the date of this supplement.

Bear, Stearns & Co. Inc. June 14, 2006